                        Exhibit 99.1

ADT Reports Fourth Quarter and Full Year 2023 Results

Streamlined focus on innovation and growth in core consumer markets
Fortified balance sheet with $2.1 billion of debt reduction in 2023
Continued record recurring monthly revenue and strong retention
Improved capital efficiency with revenue payback of 2.1 years
Driving momentum into 2024, anchored by strong growth in cash flow

BOCA RATON, Fla., Feb. 28, 2024 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the fourth quarter and full year of 2023.

Financial highlights for the fourth quarter and full year are listed below. Except for cash flow measures, prior period amounts have been recast to exclude the commercial business, consistent with continuing operations GAAP presentation following the sale of the commercial business. Variances are on a year-over-year (or quarter-over-prior year quarter) basis unless otherwise noted.

Fourth Quarter 2023
•Total revenue of $1.2 billion with end-of-period recurring monthly revenue (RMR) up 4% to $353 million ($4.2 billion on an annualized basis)
•Consumer and Small Business (CSB) revenue of $1.2 billion, up 5% and segment Adjusted EBITDA of $627 million, up 8%
•High customer retention with gross revenue attrition maintaining 12.9%
•GAAP income from continuing operations of $85 million, or $0.09 per diluted share, down $57 million or 40%
•Adjusted income from continuing operations of $226 million, or $0.25 per diluted share, up $148 million
•Adjusted EBITDA from continuing operations of $599 million, up 1%

Full Year 2023
•GAAP loss from continuing operations of $65 million, or $(0.07) per diluted share, which includes $511 million in Solar segment goodwill impairment charges
•Adjusted income from continuing operations of $439 million, or $0.51 per diluted share
•Adjusted EBITDA from continuing operations of $2,365 million, with CSB segment Adjusted EBITDA of $2,481 million, up 8%

“2023 was a pivotal year for ADT. Following the divestiture of our commercial business and decision to exit solar, our model is simplified and focused on our core consumer security and smart home business. Entering 2024, we are focused on driving significant cash flow, while continuing to invest in both growing and serving our customer base,” said ADT Chairman, President, and CEO, Jim DeVries. “The substantial progress we’ve made in debt reduction, coupled with our confidence in continued cash flow generation, enables us to also return capital to shareholders through the 57% dividend increase and a $350 million share repurchase program authorization we announced earlier this year. We remain focused on generating value for our shareholders, customers and employees.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Continued growth of RMR – The end-of-period RMR balance was a record $353 million ($4.2 billion on annualized basis), representing a 4% increase. More than 85% of CSB revenue was generated from this durable recurring revenue.
•Maintained near-record customer retention and improved revenue payback – With strong customer satisfaction, trailing 12-month gross customer revenue attrition was 12.9%, and revenue payback ended 2023 at 2.1 years, a 0.1 year improvement.
Unlocking Shareholder Value
•Balance sheet fortification – During 2023, the Company reduced debt by $2.1 billion, improved borrowing costs by approximately 35 basis points, and extended debt maturities. Additionally, both Moody’s and S&P recognized these and other improvements with corporate rating upgrades.
•Completed sale of commercial business – On Oct. 2, 2023, the Company completed the divestiture of its commercial business for a purchase price of approximately $1.6 billion.
•Solar business exit – On Jan. 24, 2024, the Company announced it will be exiting its residential solar business following the previously announced footprint restructuring and detailed strategic review.
Innovative Offerings, Unrivaled Safety and Premium Experience
•ADT Home Security Program for State Farm – In 2023, ADT and State Farm advanced their partnership with ADT’s program for State Farm customers expanding to 13 states. Participating State Farm customers receive exclusive discounts on ADT home security products and professional monitoring.
•ADT named most trusted brand – For the fifth consecutive year, ADT earned the title of most trusted home security system brand in a study based on consumer ratings conducted by Lifestory Research. ADT is among only 10 brands to have achieved this feat for five consecutive years.
•Expanded Alarm Scoring pilot – ADT expanded its Alarm Scoring pilot program into six U.S. cities, with plans to continue expansion in 2024. This innovative method of classifying alarms provides a uniform and reliable categorization of severity levels, giving first responders the most precise and crucial alarm data.

Progress on our ESG Journey
•ADT Safe Places Program in 2023 – ADT’s corporate social responsibility program, ADT Safe Places, is positively impacting communities throughout the country with purposeful non-profit partnerships, volunteerism, and charitable giving. In 2023, ADT donated a total of $683,000 to 39 non-profit organizations.
•ADT’s CDP Climate Change Disclosure – ADT achieved a CDP score at the “Awareness” level, in line with the North American regional average, including the commercial and consumer services sector.

2024 FINANCIAL OUTLOOK
The Company is providing the following financial guidance for 2024, with all metrics representing an improvement over 2023 performance.

(in millions, except per share data)	2024 Guidance
CSB Segment
Total Revenue	$4,800 - $5,000
Adjusted EBITDA	$2,525 - $2,625
Total Company
Adjusted EPS	$0.60 - $0.70
Adjusted Free Cash Flow (including interest rate swaps)	$700 - $800

The Company is not providing forward-looking guidance for U.S. GAAP financial measures other than CSB Total Revenue or a quantitative reconciliation to the most directly comparable GAAP measures for its non-GAAP financial guidance shown above because the GAAP measures cannot be reliably estimated and the reconciliations cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material. Please see "Non-GAAP Measures" for additional information.

The above measurements do not include restructuring or similar expenditures associated with winding down and exiting the solar business, for which the Company expects to incur aggregate charges of $70 million to $110 million, and aggregated cash expenditures of $50 million to $70 million.

TOTAL COMPANY RESULTS (1)(2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	GAAP
Total revenue	$1,222	$1,317	$4,983	$5,168
Income (loss) from continuing operations	$85	$142	$(65)	$107
Net income (loss)	$576	$151	$463	$133
Net cash provided by (used in):
Operating activities	$412	$567	$1,658	$1,888
Investing activities	$1,231	$(324)	$242	$(1,533)
Financing activities	$(1,869)	$71	$(2,144)	$(15)
Income (loss) from continuing operations per share - basic	$0.09	$0.16	$(0.07)	$0.12
Income (loss) from continuing operations per share - diluted	$0.09	$0.15	$(0.07)	$0.12
	Non-GAAP Measures
Adjusted EBITDA from Continuing Operations	$599	$591	$2,365	$2,310
Adjusted Free Cash Flow	$94	$269	$442	$558
Adjusted Free Cash Flow (including interest rate swaps)	$117	$277	$525	$539
Adjusted Income (Loss) from Continuing Operations	$226	$77	$439	$176
Adjusted Diluted Income (Loss) per share	$0.25	$0.08	$0.51	$0.21
	Other Measures
Trailing twelve-month revenue payback			2.1 years	2.2 years
Trailing twelve-month gross customer revenue attrition			12.9%	12.8%
End of period RMR			$353	$341
SEGMENT RESULTS (2)
CSB

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions, except Adjusted EBITDA Margin)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Monitoring and related services	$1,054	$1,024	$30	3%	$4,179	$4,053	$126	3%
Security installation, product, and other	119	93	25	27%	474	329	145	44%
Total CSB revenue	$1,172	$1,117	$55	5%	$4,653	$4,382	$271	6%

Adjusted EBITDA	$627	$581	$46	8%	$2,481	$2,305	$176	8%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	53%	52%			53%	53%
Total CSB revenue was $1,172 million for the fourth quarter and $4,653 million for the full year, up 5% and 6%, respectively. Monitoring and related services (M&S) revenue increased primarily from higher average pricing. Security installation, product, and other revenue increased primarily from a greater volume of transactions and higher installation revenue per unit under the customer-owned equipment ownership model as well as higher amortization of deferred subscriber acquisition revenue.
CSB Adjusted EBITDA increased 8% to $627 million in the fourth quarter and increased 8% to $2,481 million for the full year. These improvements were driven by revenue growth, net of associated costs, and enhanced cost discipline.

Solar

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions, except Adjusted EBITDA Margin)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Solar installation, product, and other	$50	$200	$(150)	(75)%	$330	$786	$(457)	(58)%
Total Solar revenue	$50	$200	$(150)	(75)%	$330	$786	$(457)	(58)%

Adjusted EBITDA	$(28)	$10	$(37)	N/M	$(117)	$5	$(122)	N/M
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	(56)%	5%			(35)%	1%
Note: M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the fourth quarter was $50 million and $330 million for the full year, down 75% and 58%, respectively. This performance was driven by lower installations and weaker sales performance.
Solar Adjusted EBITDA was a $28 million loss for the fourth quarter and a $117 million loss for the full year. Adjusted EBITDA was negatively impacted by the lower revenue discussed above.

BALANCE SHEET, CASH, AND LIQUIDITY

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Net cash provided by (used in) operating activities	$412	$567	$(155)	(27)%	$1,658	$1,888	$(230)	(12)%
Adjusted Free Cash Flow	$94	$269	$(175)	(65)%	$442	$558	$(115)	(21)%
Adjusted Free Cash Flow (including interest rate swaps)	$117	$277	$(160)	(58)%	$525	$539	$(14)	(3)%
Net cash provided by operating activities during the fourth quarter was $412 million, down $155 million or 27%, and Adjusted Free Cash Flow (including the benefit of interest rate swaps) decreased by $160 million versus the prior year period. During the fourth quarter, cash losses in solar and expenditures on an attractive strategic bulk account purchase were partially offset by improved CSB operating profitability.
The Company returned $32 million to shareholders in dividends during the fourth quarter of 2023 and $129 million for the full year 2023.
On Dec. 29, 2023, the Company redeemed $500 million of First Lien Senior Secured Notes due 2024 using the $200 million remaining net proceeds from the commercial divestiture and cash on hand. The Company expects to redeem the remaining $100 million of these notes on hand on or before maturity in April 2024. There are no other significant debt maturities until 2026.
During 2023, the Company reduced debt by $2.1 billion and ended the year with no outstanding revolver borrowings.
On Jan. 24, 2024, the Company announced updates to its capital allocation strategy including a 57% dividend increase and authorization of a $350 million share repurchase program. The quarterly cash dividend of $0.055 per share will be payable on April 4, 2024, to shareholders of record at the close of business on March 14, 2024.
_____________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow (including interest rate swaps), Adjusted Income (Loss), Adjusted Diluted Income (Loss) per share (or, Adjusted EPS), Net Debt and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems. Results of the commercial business are presented as discontinued operations. Except for cash flow measures, and unless otherwise noted, amounts herein have been recast to reflect the results of the Company’s continuing operations.

(2)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10 a.m. ET today to discuss the Company’s fourth quarter and full year 2023 results and lead a question-and-answer session. Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-833-470-1428 (domestic) or 1-404-975-4839 (international), and providing the access code 533961. An audio replay will be available for two weeks following the call, and can be accessed by dialing 1-866-813-9403 (domestic) or 1-929-458-6194 (international), and providing the access code 375946.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest networks of smart home security professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release that are forward-looking and therefore subject to risks and uncertainties, including those described below. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to, among other things, the Company’s planned exit of the residential solar business and the expected costs and benefits of such exit (the “ADT Solar Exit”); the repurchase of shares of the Company’s common stock under the authorized share repurchase program; the Company’s ability to reduce debt or improve leverage ratios, or to achieve or maintain its long-term leverage goals; the integration of the December 2023 strategic bulk purchase of customer accounts; the Company’s outlook and/or guidance, which includes total revenue and Adjusted EBITDA for the Consumer and Small Business (“CSB”) segment and Adjusted Diluted Income (Loss) per Share (“Adjusted EPS”) and Adjusted Free Cash Flow (including interest rate swaps) for total company; any stated or implied outcomes with regards to the foregoing; and other matters. Without limiting the generality of the preceding sentences, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. We caution that these statements are subject to risks and uncertainties, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including, among others, factors relating to uncertainties as to any difficulties with respect to the effect of the Commercial Divestiture and ADT Solar Exit on our ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners; risks related to the Commercial Divestiture and ADT Solar Exit, including ADT’s business becoming less diversified and the possible diversion of management’s attention from ADT’s core CSB business operations; uncertainties as to our ability and the amount of time necessary to realize the expected benefits of the Commercial Divestiture and ADT Solar Exit, including the risk that the ADT Solar Exit may not be completed in a timely manner or at all; our ability to maintain and grow our existing customer base and to integrate the December 2023 strategic bulk purchase of customer accounts; activity in repurchasing shares of ADT’s common stock under the authorized share repurchase program; dividend rates or yields for any future quarter; and risks that are described in the Company’s Annual Report and its Quarterly Reports on Form 10-Q, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in those reports, and in our other filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data) (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenue:
Monitoring and related services	$1,054	$1,024	$30	3%	$4,179	$4,053	$126	3%
Security installation, product, and other	119	93	25	27%	474	329	145	44%
Solar installation, product, and other	50	200	(150)	(75)%	330	786	(457)	(58)%
Total revenue	1,222	1,317	(95)	(7)%	4,983	5,168	(186)	(4)%
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Monitoring and related services	152	151	1	—%	604	597	8	1%
Security installation, product, and other	33	35	(2)	(5)%	147	102	45	44%
Solar installation, product, and other	44	119	(75)	(63)%	257	502	(245)	(49)%
Total cost of revenue	229	305	(76)	(25)%	1,008	1,200	(192)	(16)%
Selling, general, and administrative expenses	380	408	(28)	(7)%	1,540	1,663	(123)	(7)%
Depreciation and intangible asset amortization	330	392	(62)	(16)%	1,351	1,616	(265)	(16)%
Merger, restructuring, integration, and other	20	16	4	23%	62	17	45	N/M
Goodwill impairment	—	—	—	N/M	511	201	310	N/M
Operating income (loss)	263	195	68	35%	510	471	39	8%
Interest expense, net	(170)	(147)	(23)	16%	(572)	(264)	(308)	N/M
Loss on extinguishment of debt	(14)	—	(14)	N/M	(17)	—	(17)	N/M
Other income (expense)	10	96	(86)	(90)%	12	(58)	70	N/M
Income (loss) from continuing operations before income taxes and equity in net earnings (losses) of equity method investee	89	144	(56)	(39)%	(67)	149	(216)	N/M
Income tax benefit (expense)	(17)	—	(17)	N/M	(5)	(38)	33	(88)%
Income (loss) from continuing operations before equity in net earnings (losses) of equity method investee	72	144	(73)	(50)%	(71)	111	(183)	N/M
Equity in net earnings (losses) of equity method investee	14	(2)	16	N/M	7	(5)	11	N/M
Income (loss) from continuing operations	85	142	(57)	(40)%	(65)	107	(171)	N/M
Income (loss) from discontinued operations, net of tax	491	9	482	N/M	528	26	502	N/M
Net income (loss)	$576	$151	$425	N/M	$463	$133	$330	N/M

Common Stock:
Income (loss) from continuing operations per share - basic	$0.09	$0.16			$(0.07)	$0.12
Income (loss) from continuing operations per share - diluted	$0.09	$0.15			$(0.07)	$0.12

Net income (loss) per share - basic	$0.62	$0.17			$0.51	$0.15
Net income (loss) per share - diluted	$0.59	$0.16			$0.51	$0.15

Weighted-average shares outstanding - basic	858	851			857	848
Weighted-average shares outstanding - diluted	919	922			857	848

Class B Common Stock:
Income (loss) from continuing operations per share - basic	$0.09	$0.16			$(0.07)	$0.12
Income (loss) from continuing operations per share - diluted	$0.09	$0.15			$(0.07)	$0.12

Net income (loss) per share - basic	$0.62	$0.17			$0.51	$0.15
Net income (loss) per share - diluted	$0.59	$0.16			$0.51	$0.15

Weighted-average shares outstanding - basic	55	55			55	55
Weighted-average shares outstanding - diluted	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions) (Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$15	$257
Restricted cash and restricted cash equivalents	115	116
Accounts receivable, net	390	335
Inventories, net	224	225
Work-in-progress	6	12
Prepaid expenses and other current assets	254	307
Current assets held for sale	—	470
Total current assets	1,005	1,722
Property and equipment, net	283	306
Subscriber system assets, net	3,006	2,919
Intangible assets, net	4,877	4,927
Goodwill	4,904	5,430
Deferred subscriber acquisition costs, net	1,176	991
Other assets	713	641
Noncurrent assets held for sale	—	886
Total assets	$15,964	$17,821

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$321	$858
Accounts payable	294	418
Deferred revenue	264	310
Accrued expenses and other current liabilities	601	777
Current liabilities held for sale	—	299
Total current liabilities	1,480	2,661
Long-term debt	7,523	8,947
Deferred subscriber acquisition revenue	1,915	1,581
Deferred tax liabilities	1,027	893
Other liabilities	230	240
Noncurrent liabilities held for sale	—	106
Total liabilities	12,175	14,428

Total stockholders' equity	3,789	3,393
Total liabilities and stockholders' equity	$15,964	$17,821
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$576	$151	$463	$133
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	330	412	1,389	1,694
Amortization of deferred subscriber acquisition costs	50	45	196	163
Amortization of deferred subscriber acquisition revenue	(81)	(68)	(309)	(244)
Share-based compensation expense	8	17	51	67
Deferred income taxes	118	(16)	125	20
Provision for losses on receivables and inventory	47	45	151	114
Loss on extinguishment of debt	14	—	17	—
Goodwill, intangible, and other asset impairments	7	5	529	206
(Gain) loss on sales of businesses	(649)	—	(649)	(10)
Unrealized (gain) loss on interest rate swap contracts	77	11	38	(302)
Change in fair value of other financial instruments	—	(94)	—	63
Other non-cash items, net	(1)	20	100	135
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(91)	(89)	(387)	(394)
Deferred subscriber acquisition revenue	68	73	290	329
Other, net	(61)	56	(346)	(85)
Net cash provided by (used in) operating activities	412	567	1,658	1,888

Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(203)	(121)	(589)	(622)
Subscriber system asset expenditures	(150)	(162)	(631)	(735)
Purchases of property and equipment	(46)	(41)	(176)	(177)
Acquisition of businesses, net of cash acquired	—	—	—	(13)
Sales of businesses, net of cash sold	1,609	—	1,609	27
Other investing, net	20	—	29	(13)
Net cash provided by (used in) investing activities	1,231	(324)	242	(1,533)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	—	1,180	—	1,180
Proceeds from long-term borrowings	217	70	867	550
Proceeds from receivables facility	69	65	282	277
Repurchases of common stock	—	(1,200)	—	(1,200)
Repayment of long-term borrowings, including call premiums	(2,073)	(77)	(2,962)	(605)
Repayment of receivables facility	(56)	(40)	(200)	(121)
Dividends on common stock	(32)	(32)	(129)	(127)
Payments on finance leases	(11)	(11)	(44)	(45)
Proceeds (payments) from opportunity fund	(9)	101	(9)	101
Proceeds (payments) from interest rate swaps	24	8	83	(19)
Other financing, net	2	8	(32)	(5)
Net cash provided by (used in) financing activities	(1,869)	71	(2,144)	(15)

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net increase (decrease)	(226)	314	(244)	340
Beginning balance	356	60	374	33
Ending balance	$130	$374	$130	$374
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions) (Unaudited)
Revenue by Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2023	2022	2023	2022
CSB:
Monitoring and related services	$1,054	$1,024	$4,179	$4,053
Security installation, product, and other	119	93	474	329
Total CSB	$1,172	$1,117	$4,653	$4,382

Solar:
Solar installation, product, and other	$50	$200	$330	$786
Total Solar	$50	$200	$330	$786

Total Revenue	$1,222	$1,317	$4,983	$5,168
Adjusted EBITDA by Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2023	2022	2023	2022
CSB	$627	$581	$2,481	$2,305
Solar	(28)	10	(117)	5
Total	$599	$591	$2,365	$2,310
Adjusted EBITDA Margin by Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
CSB (as a % of Total CSB Revenue)	53%	52%	53%	53%
Solar (as a % of Total Solar Revenue)	(56)%	5%	(35)%	1%
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of the Company’s non-GAAP financial measures used in this release, reasons management believes these measures are useful to investors regarding the Company’s financial condition and results of operations, additional purposes, if any, for which management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to the Company’s financial guidance for 2024, the Company is not providing a quantitative reconciliation for forward-looking CSB Adjusted EBITDA and Adjusted EPS to income (loss) from continuing operations, and Adjusted Free Cash Flow (including interest rate swaps) to net cash provided by operating activities, which are the most directly comparable respective GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

The results of the commercial business are presented as a discontinued operation (with the exception of certain costs previously reflected in the Commercial segment that do not qualify to be presented as discontinued operations and are now reflected in the CSB segment). Except for Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow (including interest rate swaps) which, consistent with the presentation of the GAAP measure net cash provided by (used in) operating activities, continue to reflect the results of both continuing and discontinued operations (through the date of sale), and unless otherwise noted, non-GAAP measures herein have been recast for prior periods to reflect the results of only the Company’s continuing operations and to exclude the results of discontinued operations related to the commercial business to conform with the current period presentation.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA from Continuing Operations (“Adjusted EBITDA”) and Adjusted EBITDA Margin from Continuing Operations (“Adjusted EBITDA Margin”)
The Company believes the presentation of the non-GAAP measure, Adjusted EBITDA, provides useful information to investors about the Company’s operating profitability adjusted for certain non-cash items, non-routine items that the Company does not expect to continue at the same level in the future, as well as other items that are not core to the Company’s operations. Further, the Company believes this provides a meaningful measure of operating profitability because it is used for evaluating business performance, making budgeting decisions, and comparing company performance against that of other peer companies using similar measures.
The Company defines Adjusted EBITDA as income or loss from continuing operations adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other items such as separation costs; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; (ix) adjustments related to acquisitions, such as contingent consideration and purchase accounting adjustments, or dispositions; (x) impairment charges; and (xi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments or financing and consent fees.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect income or loss from continuing operations (the most comparable GAAP measure).
The discussion above is also applicable to Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2023	2022	2023	2022
Income (loss) from continuing operations	$85	$142	$(65)	$107
Interest expense, net	170	147	572	264
Income tax expense (benefit)	17	—	5	38
Depreciation and intangible asset amortization	330	392	1,351	1,616
Amortization of deferred subscriber acquisition costs	50	42	188	154
Amortization of deferred subscriber acquisition revenue	(81)	(66)	(302)	(235)
Share-based compensation expense	8	14	39	53
Merger, restructuring, integration and other(1)	20	16	62	17
Goodwill impairment(2)	—	—	511	201
Loss on extinguishment of debt	14	—	17	—
Change in fair value of other financial instruments(3)	—	(94)	—	63
Non-cash acquisition-related adjustments and other, net(4)	(14)	(2)	(14)	31
Adjusted EBITDA from continuing operations	$599	$591	$2,365	$2,310

Income (loss) from continuing operations to total revenue ratio	7%	11%	(1)%	2%
Adjusted EBITDA Margin (as percentage of Total Revenue)	49%	45%	47%	45%
Note: amounts may not sum due to rounding
_______________________
(1)During 2023, includes integration and third-party costs related to the strategic optimization of the Solar business operations following the ADT Solar acquisition as well as restructuring costs.
(2)Represents impairment charges associated with the Solar reporting unit.
(3)During 2022, represents the change in fair value of a contingent forward purchase contract related to the State Farm transaction during 2022.
(4)During 2023, primarily represents the gain on sale of a business and other investment partially offset by financing fees and interest rate swaps included in other income (expense). During 2022, also includes the gain on sale of a business. During 2022 and 2021, primarily represents the amortization of the customer backlog intangible asset acquired in the ADT Solar Acquisition, which was fully amortized as of March 2022.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow including interest rate swaps
The Company defines Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. The Company defines capital expenditures to include accounts purchased through the Company’s network of authorized dealers or third parties outside of the Company’s authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
The Company defines Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from the Company’s consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask operating results or business trends. Adjusted Free Cash Flow including interest rate swaps reflects Adjusted Free Cash Flow plus net cash settlements on interest rate swaps presented outside of net cash provided by (used in) operating activities.
The Company believes the presentations of these non-GAAP measures are appropriate to provide investors with useful information about the Company’s ability to repay debt, make other investments, and pay dividends. The Company believes the presentation of Adjusted Free Cash Flow is also a useful measure of the cash flow attributable to normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as the Company’s ability to repay other debt, make other investments, and pay dividends. Further, Adjusted Free Cash Flow including interest rate swaps is a useful measure of Adjusted Free Cash Flow inclusive of all cash interest.
There are material limitations to using these non-GAAP measures. These non-GAAP measures adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. These non-GAAP measures are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.
The non-GAAP measures in the table below include cash flows associated with both continuing and discontinued operations consistent with the applicable GAAP presentation on the Statement of Cash Flows.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$412	$567	$1,658	$1,888
Investing activities	$1,231	$(324)	$242	$(1,533)
Financing activities	$(1,869)	$71	$(2,144)	$(15)

Net cash provided by (used in) operating activities	$412	$567	$1,658	$1,888
Dealer generated customer accounts and bulk account purchases	(203)	(121)	(589)	(622)
Subscriber system asset expenditures	(150)	(162)	(631)	(735)
Purchases of property and equipment	(46)	(41)	(176)	(177)
Free Cash Flow	13	243	262	355
Net proceeds from receivables facility	14	25	81	156
Restructuring and integration payments(1)	16	4	43	17
Integration-related capital expenditures	—	—	2	1
Radio conversion costs, net	—	(6)	(5)	4
Tax payments associated with gain on divestitures	25	—	25	—
Transaction costs and other, net(2)	25	3	33	24
Adjusted Free Cash Flow	$94	$269	$442	$558
Interest rate swaps presented outside operating activities(3)	24	8	83	(19)
Adjusted Free Cash Flow (including interest rate swaps)	$117	$277	$525	$539
Note: amounts may not sum due to rounding
_______________________
(1)During 2023, primarily includes ADT Solar integration costs and restructuring activities.
(2)During the three months ended December 2023, primarily represents transaction costs related to the Commercial Divestiture. During 2022, primarily includes acquisition costs related to the ADT Solar Acquisition.
(3)Includes net settlements related to interest rate swaps presented outside of net cash provided by (used in) operating activities.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Income (Loss) from Continuing Operations (“Adjusted Income (Loss)”) and Adjusted Diluted Income (Loss) per Share from Continuing Operations (“Adjusted Diluted Income (Loss) per Share”) (or Adjusted EPS)
The Company defines Adjusted Income (Loss) as income (loss) from continuing operations adjusted for (i) merger, restructuring, integration, and other items such as separation costs; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Income (Loss) per share is Adjusted Income (Loss) divided by diluted weighted-average shares outstanding of common stock. When the control number for the GAAP calculation is negative, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B Common Stock and other potential shares, such as share-based compensation awards, to shares of Common Stock.
The Company believes Adjusted Income (Loss) and Adjusted Diluted Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although these measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect income (loss) from continuing operations and related per share amounts (the most comparable GAAP measures).
Prior to the third quarter of 2023, the Company presented Adjusted Net Income along with a reconciliation to GAAP net income and Adjusted Diluted Net Income (Loss) per share along with a reconciliation to GAAP Diluted Net Income (Loss) per share. As the Company did not report discontinued operations prior to the third quarter of 2023, net income (loss) reflected all of the Company’s operations, including the commercial business. Since the beginning of the third quarter of 2023, results of the commercial business are presented in accordance with GAAP as discontinued operations. Therefore, the Company now presents Adjusted Income (Loss) and Adjusted Diluted Income (Loss) per share along with reconciliations to GAAP income (loss) from continuing operations and GAAP Diluted income (loss) from continuing operations per share, respectively, as the most directly comparable GAAP measures.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Income (loss) from continuing operations	$85	$142	$(65)	$107
Merger, restructuring, integration, and other(1)	20	16	62	17
Goodwill impairment(1)	—	—	511	201
Loss on extinguishment of debt	14	—	17	—
Change in fair value of other financial instruments(1)	—	(94)	—	63
Share-based compensation expense	8	14	39	53
Interest rate swaps, net(2)	70	11	57	(302)
Non-cash acquisition-related adjustments and other, net(1)	(24)	(2)	(24)	32
Tax impact on adjustments(3)	51	(9)	(159)	5
Adjusted Income (Loss) from continuing operations	$226	$77	$439	$176

Weighted-average shares outstanding - diluted(4):
Common Stock	919	922	857	848
Class B Common Stock	55	55	55	55

Income (loss) per share from continuing operations - diluted:
Common Stock	$0.09	$0.15	$(0.07)	$0.12
Class B Common Stock	$0.09	$0.15	$(0.07)	$0.12

Adjusted Diluted Income (Loss) per share(5)	$0.25	$0.08	$0.51	$0.21
Note: amounts may not sum due to rounding.
_______________________.
(1)Refer to the footnotes to the reconciliation of Adjusted EBITDA to income (loss) from continuing operations.
(2)Primarily includes the unrealized (gain) or loss on interest rate swaps not designated as cash flow hedges. During Q3 2023, includes $25 million associated with the reclassification to interest expense, net from accumulated other comprehensive income (“AOCI”) of historical losses related to certain interest rate swaps for which the Company previously applied hedge accounting but for which the cash flows are probable of not occurring as a result of the partial redemption of the Company’s First Lien Term Loan due 2026.
(3)Represents the statutory rate, inclusive of the federal statutory rate, which reflects the tax impact of the Company’s filing posture in combined, unitary, and separate reporting states. The Company’s state tax profile varies by state.
(4)Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K (or Form 10-K/A) for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(5)Calculated as Adjusted Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.